CombiMatrix Corporation Reports First Quarter 2017

Financial and Operating Results

Achieves record reproductive health revenues on higher test volumes and average revenue per test, expands gross margin, significantly narrows operating loss and reports record cash collections

Affirms outlook to reach positive cash flow from operations by the fourth quarter of 2017

Conference call begins today at 4:30 p.m. Eastern time

IRVINE, Calif. (May 4, 2017) – CombiMatrix Corporation (NASDAQ: CBMX), a family health molecular diagnostics company specializing in DNA-based reproductive health and pediatric testing services, announces financial results for the three months ended March 31, 2017 and provides a business update.

“We are delighted to be reporting another quarter of exceptional financial and operational performance,” said Mark McDonough, CombiMatrix President and CEO. “Revenues increased 27% year-over-year to $3.8 million, driven by a 32% increase in our reproductive health segment. Gross margin on diagnostic services improved to 59.9% from 51.6% a year ago, cash collections reached a record $3.4 million, and net loss decreased to $518,000, a nearly $1 million improvement from the prior year. We believe that we are tracking very well toward reaching our goal of positive cash flows from operations by the fourth quarter of 2017.

“Since complementing our reproductive health offering with in vitro fertilization testing in early 2015, we have reported record revenues for our reproductive health segment in each consecutive quarter,” he added. “Over the past several years we have consistently delivered on our strategic objectives. Our many accomplishments include upgrading the talent within our sales organization, introducing new products, providing clinical validation for our testing that supports physician adoption and payor reimbursement, and increasing covered lives under payor contracts. Our continuous improvement in billing and collections processes coupled with our focus on delivering high-reimbursed and self-paid diagnostic tests have resulted in record cash collections. This tight execution on virtually every aspect of our business plan is resulting in quarter after quarter of improvements in key metrics, putting us on what we believe is a path toward sustained profitability.”

2017 First Quarter Financial and Operating Highlights (all comparisons are with the first quarter of 2016)

●	Total revenues of $3.8 million, up 27%
●	Total test volume of 2,938, up 11%
●	Reproductive health revenues of $2.9 million, up 32%
●	Reproductive health test volume of 1,642, up 15%
●	Gross margin of 59.9%, up from 51.6%
●	Number of billable customers of 262, up 8%
●	Record cash collections of $3.4 million, up 38%

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	Volumes				Revenues (in 000's)
	Q1 '17	Q1 '16	# Δ	% Δ	Q1 '17	Q1 '16	$ Δ	% Δ
Prenatal	307	264	43	16%	$510	$321	$189	59%
Miscarriage analysis	1,105	995	110	11%	2,037	1,622	415	26%
PGS	230	167	63	38%	309	222	87	39%
Subtotal - reproductive health	1,642	1,426	216	15%	2,856	2,165	691	32%
Pediatric	513	452	61	13%	606	500	106	21%
Subtotal	2,155	1,878	277	15%	3,462	2,665	797	30%
FISH and karyotyping	783	770	13	2%	296	265	31	12%
Total - all tests	2,938	2,648	290	11%	3,758	2,930	828	28%
Royalties					29	42	(13)	(31%)
Total revenues					$3,787	$2,972	$815	27%

Financial Results

Total revenues for the first quarter of 2017 increased 27% to $3.8 million from $3.0 million for the first quarter of 2016. The increase in the 2017 quarter was driven by higher test volumes across all testing segments and improved reimbursement resulting in higher average revenue per test across all segments. Reproductive health diagnostic test revenues, which include prenatal, miscarriage analysis and PGS testing, increased 32% to $2.9 million while testing volumes increased 15% to 1,642.

Total operating expenses were $4.3 million for the first quarter of 2017 compared with $4.4 million for the prior-year comparable period. The decrease was due primarily to lower sales and marketing expenses related to optimized headcount in the field, partially offset by higher general and administrative expenses associated primarily with increased management bonus accruals. Cost of services increased due to higher test volumes. Gross margin improved to 59.9% for the first quarter of 2017 from 51.6% in the prior-year comparable period.

The net loss attributable to common stockholders for the first quarter of 2017 was $518,000, or $0.19 per share. This compares with a net loss attributable to common stockholders for the first quarter of 2016 of $3.1 million, or $3.63 per share, which reflected one-time, non-cash charges of $1.9 million related to deemed dividends from the issuance of Series F convertible preferred stock and warrants in the $8.0 million public offering that closed in March 2016. This increase was partially offset by the reversal of the $890,000 Series E deemed dividend recognized in 2015 from the repurchase of those securities upon closing of a public offering, partially reduced by the $656,000 deemed dividend paid to the Series E investors in February 2016.

The Company reported $3.2 million in cash, cash equivalents and short-term investments as of March 31, 2017, compared with $3.7 million as of December 31, 2016. The Company used $495,000 in cash to fund operating activities during the first quarter of 2017, compared with $1.7 million to fund operating activities during the first quarter of 2016. The significant decrease in cash used to fund operating activities in the first quarter of 2017 resulted primarily from improved cash reimbursement of $3.4 million for the three months ended March 31, 2017, compared with $2.5 million for the three months ended March 31, 2016.

Conference Call and Webcast

CombiMatrix will hold an investment-community conference call and audio webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and answer questions. The conference call dial-in numbers are (866) 634-2258 for domestic callers and (330) 863-3454 for international callers. A live webcast of the call will be available at http://investor.combimatrix.com/events.cfm.

A recording of the call will be available for seven days beginning approximately two hours after the completion of the call by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, and entering passcode 10856966. The webcast of the call will be archived for 30 days on the Company’s website at http://investor.combimatrix.com/events.cfm.

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About CombiMatrix Corporation

CombiMatrix Corporation provides sophisticated molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in pre-implantation genetic diagnostics and screening, prenatal diagnosis, miscarriage analysis and pediatric developmental disorders, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. Our testing focuses on advanced technologies, including single nucleotide polymorphism chromosomal microarray analysis, next generation sequencing, fluorescent in situ hybridization and high resolution karyotyping. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” “outlook,” “reach,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations, including projected cash flow-positive operating results, management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to grow revenue and improve gross margin; delays in achieving and maintaining cash flow-positive operating results; the risk that operating expenses are not reduced or increase; the risk that test volumes and reimbursements level off or decline; the risk that payors decide to not cover our tests or to reduce the amounts they are willing to pay for our tests; the risk that we will not be able to grow our business as quickly as we need to; the inability to raise capital; the loss of members of our sales force; our ability to successfully expand the base of our customers, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in all of our genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Contact:
Mark McDonough	LHA
President & CEO, CombiMatrix Corporation	Jody Cain
(949) 753-0624	(310) 691-7100
jcain@lhai.com

Tables to Follow

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COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Diagnostic services	$3,758	$2,930
Royalties	29	42
Total revenues	3,787	2,972
Operating expenses:
Cost of services	1,508	1,419
Research and development	85	143
Sales and marketing	1,022	1,336
General and administrative	1,664	1,526
Patent amortization and royalties	25	25
Total operating expenses	4,304	4,449
Operating loss	(517)	(1,477)
Other income (expense):
Interest income	6	4
Interest expense	(7)	(18)
Total other income (expense)	(1)	(14)
Net loss	$(518)	$(1,491)

Deemed dividend from issuing Series F convertible preferred stock and warrants	$-	$(1,877)
Deemed dividend paid for right to repurchase Series E convertible preferred stock	-	(656)
Deemed dividend from issuing and modifying Series E convertible preferred stock and warrants	-	890
Net loss attributable to common stockholders	$(518)	$(3,134)

Basic and diluted net loss per share	$(0.19)	$(1.73)
Deemed dividend from issuing Series F convertible preferred stock and warrants	-	(2.17)
Deemed dividend paid for right to repurchase Series E convertible preferred stock	-	(0.76)
Deemed dividend from issuing and modifying Series E convertible preferred stock and warrants	-	1.03
Basic and diluted net loss per share attributable to common stockholders	$(0.19)	$(3.63)

Basic and diluted weighted average common shares outstanding	2,760,887	863,931

CONSOLIDATED BALANCE SHEET INFORMATION:

	March 31, 2017	December 31, 2016
Total cash, cash equivalents and short-term investments	$3,174	$3,727
Total assets	8,065	8,478
Total liabilities	1,896	1,984
Total stockholders’ equity	6,169	6,494

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